Grace News
Media Relations Rich Badmington +1 410.531.4370 rich.badmington@grace.com	Investor Relations Jeremy Rohen +1 410.531.8234 jeremy.rohen@grace.com

Grace Reports Second Quarter 2020 Results; Delivers Strong Operating and Adjusted Free Cash Flow
Second Quarter 2020 Highlights

•	Net sales of $418.7 million, down 18.5%, reflecting the impact of COVID-19

•
Diluted EPS of $(0.11), down $1.25 compared with $1.14 a year ago, including a $0.47 charge related to changes in our Refining Technologies manufacturing operations and global footprint to drive capital and operating efficiencies

•	Adjusted EPS of $0.49, down $0.67

•	Strong year-to-date operating cash flow up 27.4% and Adjusted Free Cash Flow up 61.1%

•	Raising full year cash flow benefit of proactive actions from $100 million to $125 million
(See Analysis of Operations and Notes for information on Non-GAAP financial measures; all results based on year-over-year comparison unless otherwise noted.)

COLUMBIA, Md., - July 30, 2020 - W. R. Grace & Co. (NYSE: GRA) today announced financial results for the second quarter of 2020, which were impacted by the COVID-19 pandemic.
“I’m very pleased with how our teams are managing the unique challenges of the pandemic and recession. Our workforce remains safe and healthy, and we have experienced no business continuity issues in our global operations or supply chain," said Hudson La Force, Grace's President and Chief Executive Officer. "I want to publicly thank my leadership team and our 4,000 employees for the results they are delivering. Their creativity, adaptability, and commitment make a significant difference to our customers, their customers, and our fellow employees.”
“The pandemic has significantly disrupted our markets in the short-term, but it has not changed the value of our technology to our customers, our long-term growth potential, or the strategic value of our specialty chemicals franchise. We continue to make strategic investments and are well positioned to capture growth opportunities as our end markets recover.”
“Sales and earnings were better than expected. Our value selling and commercial excellence efforts continue to be robust and our technical teams continue to work closely with customers to deliver the full value of our technologies.”
“Cash flow performance was exceptional. Year-to-date Adjusted Free Cash Flow is 60% higher than last year, even though Adjusted EBIT is almost 40% lower. We've taken decisive actions to mitigate the economic effects of the pandemic and to ensure we generate strong free cash flow this year. We are ahead of plan on these actions and have identified additional opportunities to further improve cash flow this year.”

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Second Quarter Consolidated Performance

Summary Financial Results - Total Grace
(In $ millions, except per share amounts)	2Q20	2Q19	Change
Net sales	$418.7	$513.6	(18.5)%
Net sales, constant currency[1]			(17.7)%
Net income	(7.3)	76.2	(109.6)%
Net income margin	(1.7)%	14.8%	(16.5) pts

Adjusted EBIT[1]	64.1	127.3	(49.6)%
Adjusted EBIT margin[1]	15.3%	24.8%	(9.5) pts

Diluted EPS	$(0.11)	$1.14	(109.6)%
Adjusted EPS[1]	$0.49	$1.16	(57.8)%
Dividends per share	$0.30	$0.27	11.1%

	YTD 2020	YTD 2019	Change
Net cash provided by operating activities	184.6	144.9	27.4%
Adjusted Free Cash Flow[1]	109.7	68.1	61.1%

	TTM 2Q20	TTM 2Q19	Change
Return on Equity	17.2%	48.1%	(30.9) pts
Adjusted EBIT ROIC[1]	16.8%	20.3%	(3.5) pts
[1] See Analysis of Operations and Notes for information on Non-GAAP financial measures.

•
Second quarter sales of $418.7 million decreased 18.5%, down 17.7% on constant currency. Sales declined primarily due to lower sales volumes (-18.3%) resulting from the COVID-19 pandemic, partially offset by improved pricing (+0.6%).

•
Adjusted EBIT of $64.1 million was down 49.6% and Adjusted EPS of $0.49 was down 57.8%, primarily due to lower sales volumes and the impact to gross margins of lower production volumes and inventory reductions, partially offset by cost mitigation actions and improved pricing. (See Other Developments - Inventory and Working Capital for additional detail)

•
Net income was $(7.3) million, down $83.5 million, and Diluted EPS was $(0.11), down $1.25, including a charge of $36.9 million pretax, or $0.47 per share, related to changes in our Refining Technologies manufacturing operations and global footprint to drive capital and operating efficiencies (see Other Developments below).

•
Year-to-date, net cash provided by operating activities of $184.6 million, increased 27.4% and Adjusted Free Cash Flow of $109.7 million increased 61.1% year-over-year, highlighting the strong execution of cash and cost mitigation actions taken in response to the pandemic.

Delivering on Our Strategic Initiatives
“The pandemic does not change our profitable growth strategy or the long-term value of our strategic growth initiatives," continued La Force. “We have strong leadership positions in end-markets that are critical to consumers and the global economy, with more than 80% of our sales in segments where we are number one or two. In recent years, we’ve made significant investments in capacity, capability and people to accelerate our growth and extend our competitive advantages. These investments are producing visible results. Our Grace Manufacturing System investments added 75 basis points to gross margins last year and I fully expect that value to increase as demand returns to normal levels.”

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Grace's strategic framework for profitable growth includes four elements:

•	Invest to accelerate growth and extend our competitive advantages

•	Invest in great people to strengthen our high-performance culture

•	Execute the Grace Value Model to drive operating excellence

•	Acquire to build our technology and manufacturing capabilities for our customers
Second Quarter Segment Performance
Catalysts Technologies
Catalysts Technologies includes catalysts and related products and technologies used in petrochemical, refining, and other chemical manufacturing applications.

Summary Financial Results - Catalysts Technologies
(In $ millions)	2Q20	2Q19	Change
Net sales	$309.0	$395.7	(21.9)%
Net sales, constant currency[1]			(21.4)%
Gross margin	36.6%	43.8%	(7.2) pts

Operating income	71.7	125.8	(43.0)%
Operating margin	23.2%	31.8%	(8.6) pts
[1] See Analysis of Operations and Notes for information on Non-GAAP financial measures.

•
Second quarter sales of $309.0 million decreased 21.9%, down 21.4% on constant currency. Sales declined primarily due to lower sales volumes (-22.1%) resulting from the COVID-19 pandemic, partially offset by improved pricing (+0.7%).

–
Refining Technologies sales decreased 28.4% as global refinery operating rates and demand for transportation fuels were significantly impacted by the COVID-19 pandemic. For the trailing twelve months, FCC catalysts pricing improved more than 200 bps.

–
Specialty Catalysts sales decreased 14.7% as lower demand in durable end-market applications, notably construction, automotive and consumer, due to the COVID-19 pandemic more than offset higher demand in non-durable end-market applications such as hygiene and medical and food packaging. In addition, customer inventory reductions in response to the pandemic reduced sales by more than 10%.

•
Gross margin of 36.6% decreased 720 bps, primarily due to lower production volumes and inventory reductions, partially offset by lower raw materials and energy costs (+160 bps), improved pricing, and actions to align manufacturing costs with demand levels. (See Other Developments - Inventory and Working Capital for additional detail)

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Operating income of $71.7 million was down $54.1 million, or 43.0%, primarily due to lower gross profit and lower income from our ART joint venture (-$2.6 million), partially offset by lower operating expense and $8.3 million of insurance recoveries in the quarter.

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In July 2019, a North American FCC catalysts customer filed for bankruptcy protection after announcing it would not resume refinery operations following a fire in its refinery. Grace received insurance recoveries of $16.3 million in 1H20 under its business interruption insurance policy. Including the $8.0 million received in 4Q19, Grace received $24.3 million of insurance

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recoveries related to this event, reflecting approximately eight quarters of the impacts of the incident on earnings. This claim has now been fully resolved.
Materials Technologies
Materials Technologies includes specialty materials, including silica-based and silica-alumina-based materials, used in consumer/pharma, coatings, and chemical process applications.

Summary Financial Results - Materials Technologies
(In $ millions)	2Q20	2Q19	Change
Net sales	$109.7	$117.9	(7.0)%
Net sales, constant currency[1]			(5.3)%
Gross margin	26.9%	36.2%	(9.3) pts

Operating income	12.6	24.1	(47.7)%
Operating margin	11.5%	20.4%	(8.9) pts
[1] See Analysis of Operations and Notes for information on Non-GAAP financial measures.

•
Second quarter sales of $109.7 million decreased 7.0%, down 5.3% on constant currency. Sales volumes declined (-5.6%) primarily due to lower demand in coatings and industrial end-markets resulting from the COVID-19 pandemic. These impacts were partially offset by improved pricing (+0.3%) and strong demand in consumer/pharma end-markets (+15.3%), including COVID-19 diagnostic and treatment applications.

•
Gross margin of 26.9% decreased 930 bps, primarily due to lower production volumes and inventory reductions, partially offset by favorable mix, lower raw materials and energy costs (+90 bps) and actions to align manufacturing costs with demand levels. (See Other Developments - Inventory and Working Capital for additional detail)

•	Operating income of $12.6 million was down $11.5 million, or 47.7%, primarily due to lower gross profit, partially offset by lower operating expense.
Other Developments
Update on Proactive Actions to Mitigate COVID-19 Impacts
During the quarter, we made significant progress implementing our proactive actions to mitigate the COVID-19 impact and raised our full-year expected cash flow benefit from $100 million to $125 million.

•
Inventory and Working Capital: In Q2, we reduced inventory by $52 million, more than twice our initial estimate. For the full-year, our targeted working capital improvement is now $45-$50 million, up $10-$15 million from our April estimate.

As a result of the accelerated inventory reductions, the impact to Adjusted Gross Margin was higher than expected. Adjusted Gross Margin was 34.1%, down 800 bps due to lower production volumes and inventory actions, partially offset by lower raw materials and energy costs, improved pricing and actions to align manufacturing costs with demand levels.
For Q3, we expect Adjusted Gross Margins to improve to 37%-38%, up 300-400 bps sequentially.

•	Operating Costs: Increased full-year targeted operating cost reductions to $35-$40 million, up $10-$15 million from our April estimate.

•	Capital Spending: On-track to deliver capital spending reductions of $40 million.

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Strengthened Financial Position

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On June 12, 2020, we announced an offering of $750 million aggregate principal amount of 4.875% senior unsecured notes due in 2027. The transaction closed on June 26, 2020, and the net proceeds together with cash-on-hand were used on July 13, 2020, to redeem all of our existing 5.125% senior unsecured notes due in 2021.

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As of June 30, 2020, total available liquidity was over $680 million, including approximately $250 million of cash (excluding the $740 million used to redeem the September 2021 notes on July 13, 2020). Total available liquidity increased by over $75 million from the first quarter. We have not drawn on our $400 million revolving credit facility.

•	In the quarter, we generated net operating cash flow of $130.0 million and Adjusted Free Cash Flow of $100.4 million.
Refining Technologies Manufacturing Operations and Global Footprint
During the quarter, we implemented changes to our Refining Technologies manufacturing operations and global footprint to drive capital and operating efficiencies as well as support global growth.

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Hydroprocessing Catalysts Manufacturing Operations: In connection with our on-going operating excellence initiatives, we have accelerated the implementation of the Grace Manufacturing System (GMS) at our three hydroprocessing catalyst manufacturing sites, including key organizational changes and optimization of plant processes. These changes will benefit operating margins in our ART joint venture in the range of 150 to 200 basis points with the savings to be realized beginning in 3Q20. Grace will recognize the margin benefits through its equity earnings in the joint venture.

As a result of these changes, we have taken a pretax charge of approximately $20 million related to a write-off of inventory now deemed obsolete based on the process and footprint changes. The expected cash costs to implement this change are approximately $1 million.

•
Middle East FCC Catalysts Plant: In agreement with our local partner, we have discontinued the previously announced project to build a full-scale catalysts plant in the Middle East. The decision reflects the rapid advance of FCC catalysts technology and the value of flexibility in our global manufacturing operations to ensure we can supply the dynamic needs of our customers in a cost and capital efficient way.

“Grace remains fully committed to our customers and partners in the Middle East and has significant presence in the region, including a state-of-the-art catalyst characterization lab, local technical resources, and strategically located logistics hubs,” said Hudson La Force. “Our customers in the Middle East want the best available catalyst technology to maximize the performance of their refineries. Those needs are best met with the scale, capability and flexibility of our global manufacturing network, which a regional plant cannot provide.”
Grace’s global FCC catalysts manufacturing network includes three world-class plants in the U.S. and Germany. We continue to invest in our manufacturing network to support new technology development and to provide the flexibility and capability required to produce today’s advanced catalysts and additives platforms to support our customers. With long-term market growth of 1% to 2% per year, we will leverage our current footprint to meet our growth capacity needs.
In 2Q20, Grace recorded a pretax charge of $17 million to write-off engineering and site costs largely incurred prior to the 2H18. The expected cash costs to implement this change are approximately $1 million.

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Capital Allocation

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Capital investments: Year-to-date, we spent $95.0 million primarily to complete new capacity additions to meet long-term customer demand and operating excellence initiatives. Our forecast for capital spending in 2020 is approximately $155 million, which reflects a $40 million reduction from our original forecast of approximately $195 million.

•
M&A: Strategic bolt-on acquisitions remain important to our long-term strategy. Though we have slowed our activities given the current economic environment, we will evaluate potential future transactions in the context of the global economic recovery, our ability to mitigate business and integration risks presented by the pandemic, and our leverage profile.

•	Dividend: Year-to-date, we paid $40.4 million in cash dividends to shareholders, including $19.9 million in 2Q20. We remain fully committed to maintaining our quarterly cash dividend.

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Share repurchase program: On April 3, we announced the temporary suspension of our share repurchase program in light of the COVID-19 pandemic. We did not repurchase any shares in 2Q20 and do not plan to repurchase shares in 3Q20. We expect to reinstate our share repurchase program at the appropriate time.

2020 Financial Outlook
Full-Year 2020 Outlook and 2016-2021 Financial Framework
On April 30, 2020, we suspended our full-year 2020 financial outlook and our 2016-2021 Financial Framework due to the significant uncertainty associated with the COVID-19 pandemic. We expect to reinstate our financial outlook and long-term financial framework at the appropriate time.
3Q20 Planning Assumptions
Our primary planning assumptions for 3Q20 include:

–	Sales to be down 10%-13% year-over-year; and

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Adjusted Gross Margin in the range of 37%-38%, up 300-400 bps sequentially from 2Q20, as inventory reductions are largely complete; we fully expect gross margins to return to normal levels of 40%-42% as production volumes increase with global economic activity.

Investor Call
We will host an investor conference call and webcast to discuss these results today at 9:00 a.m. ET. The conference call audio and accompanying presentation slides will be available to interested parties via a simultaneous webcast, and may be accessed from our website at http://investor.grace.com. Participants should access the webcast prior to the start of the call to register for the event and install and test any necessary software. The webcast will be archived on the company's website for one year.
Those without access to the internet can participate by dialing +1 833.350.1371 (U.S.) or +1 647.689.6659 (International). The participant passcode is 2454193. Investors are advised to dial into the call at least 10 minutes early in order to register.
An audio replay will be available for one week after 1:00 p.m. ET on July 30. The replay will be accessible by dialing +1 800.585.8367 (U.S.) or +1 416.621.4642 (International) and entering the participant passcode 2454193.
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About Grace
Built on talent, technology, and trust, Grace is a leading global specialty chemical company. The company’s two industry-leading business segments—Catalysts Technologies and Materials Technologies—provide innovative products, technologies, and services that enhance the products and processes of our customers around the world. With approximately 4,000 employees, Grace operates and/or sells to customers in over 60 countries. More information about Grace is available at grace.com.
Forward-Looking Statements
This announcement contains forward-looking statements, that is, information related to future, not past, events. Such statements generally include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues,” or similar expressions. Forward-looking statements include, without limitation, statements regarding: expected financial positions; results of operations; cash flows; financing plans; business strategy; operating plans; capital and other expenditures; impact of COVID-19 on Grace's business; competitive positions; growth opportunities for existing products; benefits from new technology; benefits from cost reduction initiatives, plans and objectives; succession planning; and markets for securities. For these statements, Grace claims the protections of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. Grace is subject to risks and uncertainties that could cause actual results or events to differ materially from its projections or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results or events to differ materially from those contained in the forward-looking statements include, without limitation: risks related to foreign operations, especially in areas of active conflicts and in emerging regions; the costs and availability of raw materials, energy and transportation; the effectiveness of Grace's research and development and growth investments; acquisitions and divestitures of assets and businesses; developments affecting Grace’s outstanding indebtedness; developments affecting Grace's pension obligations; legacy matters (including product, environmental, and other legacy liabilities) relating to past activities of Grace; its legal and environmental proceedings; environmental compliance costs (including existing and potential laws and regulations pertaining to climate change); the inability to establish or maintain certain business relationships; the inability to hire or retain key personnel; natural disasters such as storms and floods; fires and force majeure events; the economics of our customers’ industries, including the petroleum refining industry; public health and safety concerns, including pandemics and quarantines; changes in tax laws and regulations; international trade disputes, tariffs, and sanctions; the potential effects of cyberattacks; and those additional factors set forth in Grace's most recent Annual Report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the internet at www.sec.gov. Grace's reported results should not be considered as an indication of its future performance. Readers are cautioned not to place undue reliance on Grace's projections and forward-looking statements, which speak only as of the dates those projections and statements are made. Grace undertakes no obligation to release publicly any revisions to the projections and forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.
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W. R. Grace & Co. and Subsidiaries
Consolidated Statements of Operations (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share amounts)	2020	2019	2020	2019
Net sales	$418.7	$513.6	$840.2	$983.1
Cost of goods sold	299.4	304.2	561.3	585.1
Gross profit	119.3	209.4	278.9	398.0
Selling, general and administrative expenses	71.9	76.3	143.0	149.5
Research and development expenses	16.7	16.3	33.7	33.3
Costs related to legacy matters	2.8	1.5	5.5	48.4
Equity in earnings of unconsolidated affiliate	(3.4)	(6.0)	(4.6)	(10.1)
Restructuring and repositioning expenses	23.9	6.4	26.6	8.7
Interest expense and related financing costs	19.2	19.6	37.5	39.6
Other (income) expense, net	(8.6)	0.1	(17.4)	(2.1)
Total costs and expenses	122.5	114.2	224.3	267.3
Income (loss) before income taxes	(3.2)	95.2	54.6	130.7
(Provision for) benefit from income taxes	(6.4)	(18.8)	(22.1)	(29.7)
Net income (loss)	(9.6)	76.4	32.5	101.0
Less: Net (income) loss attributable to noncontrolling interests	2.3	(0.2)	2.2	(0.1)
Net income (loss) attributable to W. R. Grace & Co. shareholders	$(7.3)	$76.2	$34.7	$100.9
Earnings Per Share Attributable to W. R. Grace & Co. Shareholders
Basic earnings per share:
Net income (loss)	$(0.11)	$1.14	$0.52	$1.51
Weighted average number of basic shares	66.2	66.8	66.3	66.8
Diluted earnings per share:
Net income (loss)	$(0.11)	$1.14	$0.52	$1.51
Weighted average number of diluted shares	66.2	67.0	66.4	66.9
Dividends per common share	$0.30	$0.27	$0.60	$0.54

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Consolidated Statements of Cash Flows (unaudited)

	Six Months Ended June 30,
(In millions)	2020	2019
OPERATING ACTIVITIES
Net income (loss)	$32.5	$101.0
Reconciliation to net cash provided by (used for) operating activities:
Depreciation and amortization	50.9	49.8
Equity in earnings of unconsolidated affiliate	(4.6)	(10.1)
Costs related to legacy matters	5.5	48.4
Cash paid for legacy matters	(12.3)	(7.8)
Provision for income taxes	22.1	29.7
Cash paid for income taxes	(24.4)	(20.3)
Income tax refunds received	7.3	7.1
Defined benefit pension expense	6.6	9.4
Cash paid under defined benefit pension arrangements	(8.4)	(8.0)
Loss on disposal of assets	20.9	1.2
Changes in assets and liabilities, excluding effect of currency translation and acquisitions:
Trade accounts receivable	84.7	(24.2)
Inventories	41.7	(37.4)
Accounts payable	(38.0)	13.1
All other items, net	0.1	(7.0)
Net cash provided by (used for) operating activities	184.6	144.9
INVESTING ACTIVITIES
Cash paid for capital expenditures	(95.0)	(101.5)
Business acquired, net of cash acquired	—	(22.8)
Other investing activities, net	(24.2)	(3.0)
Net cash provided by (used for) investing activities	(119.2)	(127.3)
FINANCING ACTIVITIES
Borrowings under credit arrangements	9.1	6.9
Repayments under credit arrangements	(12.8)	(12.3)
Proceeds from issuance of notes	750.0	—
Cash paid for repurchases of common stock	(40.4)	(29.8)
Cash paid for debt financing costs	(10.3)	—
Proceeds from exercise of stock options	—	18.0
Dividends paid to shareholders	(40.4)	(36.6)
Other financing activities, net	(4.2)	(4.9)
Net cash provided by (used for) financing activities	651.0	(58.7)
Effect of currency exchange rate changes on cash and cash equivalents	(1.5)	—
Net increase (decrease) in cash, cash equivalents, and restricted cash	714.9	(41.1)
Cash, cash equivalents, and restricted cash beginning of period	282.9	201.0
Cash, cash equivalents, and restricted cash, end of period	$997.8	$159.9

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Consolidated Balance Sheets (unaudited)

(In millions, except par value and shares)	June 30, 2020	December 31, 2019
ASSETS
Current Assets
Cash and cash equivalents	$997.6	$282.5
Restricted cash and cash equivalents	0.2	0.4
Trade accounts receivable, less allowance of $15.0 (2019—$13.3)	218.6	307.0
Inventories	267.1	309.9
Other current assets	236.1	235.1
Total Current Assets	1,719.6	1,134.9
Properties and equipment, net of accumulated depreciation and amortization of $1,484.1 (2019—$1,497.0)	1,144.4	1,143.8
Goodwill	556.8	556.9
Technology and other intangible assets, net	331.8	342.8
Deferred income taxes	515.3	517.6
Investment in unconsolidated affiliate	186.0	181.9
Other assets	51.1	54.7
Total Assets	$4,505.0	$3,932.6
LIABILITIES AND EQUITY
Current Liabilities
Debt payable within one year (includes $700.0 Senior Notes redeemed on July 13, 2020)	$724.3	$23.1
Accounts payable	207.6	302.3
Other current liabilities	428.7	419.7
Total Current Liabilities	1,360.6	745.1
Debt payable after one year	1,993.1	1,957.3
Unfunded defined benefit pension plans	436.5	434.6
Underfunded defined benefit pension plans	84.0	85.2
Other liabilities	281.2	308.2
Total Liabilities	4,155.4	3,530.4
Equity
Common stock issued, par value $0.01; 300,000,000 shares authorized; outstanding: 66,188,600 (2019—66,735,913)	0.7	0.7
Paid-in capital	468.6	477.9
Retained earnings	725.0	730.5
Treasury stock, at cost: shares: 11,268,033 (2019—10,720,720)	(920.8)	(892.2)
Accumulated other comprehensive income (loss)	71.8	78.8
Total W. R. Grace & Co. Shareholders’ Equity	345.3	395.7
Noncontrolling interests	4.3	6.5
Total Equity	349.6	402.2
Total Liabilities and Equity	$4,505.0	$3,932.6

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
(In millions, except per share amounts)	2020	2019	% Change	2020	2019	% Change
Net sales:
Catalysts Technologies	$309.0	$395.7	(21.9)%	$617.0	$745.4	(17.2)%
Materials Technologies	109.7	117.9	(7.0)%	223.2	237.7	(6.1)%
Total Grace net sales	$418.7	$513.6	(18.5)%	$840.2	$983.1	(14.5)%
Net sales by region:
North America	$127.5	$155.9	(18.2)%	$245.6	$300.4	(18.2)%
Europe Middle East Africa	159.8	214.1	(25.4)%	343.5	408.7	(16.0)%
Asia Pacific	112.7	118.7	(5.1)%	213.0	227.9	(6.5)%
Latin America	18.7	24.9	(24.9)%	38.1	46.1	(17.4)%
Total net sales by region	$418.7	$513.6	(18.5)%	$840.2	$983.1	(14.5)%
Performance measures:
Adjusted EBIT(A)(B):
Catalysts Technologies segment operating income	$71.7	$125.8	(43.0)%	$153.7	$227.5	(32.4)%
Materials Technologies segment operating income	12.6	24.1	(47.7)%	31.6	48.1	(34.3)%
Corporate costs	(16.7)	(18.0)	7.2%	(32.3)	(34.2)	5.6%
Certain pension costs(C)	(3.5)	(4.6)	23.9%	(6.6)	(9.4)	29.8%
Adjusted EBIT	64.1	127.3	(49.6)%	146.4	232.0	(36.9)%
Restructuring and repositioning expenses attributable to W. R. Grace & Co. shareholders(D)	(21.4)	(6.4)		(24.1)	(8.7)
Inventory write-offs(E)	(19.7)	(3.6)		(19.7)	(3.6)
Costs related to legacy matters	(2.8)	(1.5)		(5.5)	(48.4)
Third-party acquisition-related costs	(2.0)	(1.0)		(3.5)	(1.3)
Taxes and interest included in equity in earnings of unconsolidated affiliate	(0.2)	(0.6)		(0.2)	(0.9)
Interest expense, net	(18.9)	(19.2)	1.6%	(36.6)	(38.5)	4.9%
(Provision for) benefit from income taxes	(6.4)	(18.8)	66.0%	(22.1)	(29.7)	25.6%
Income (loss) attributable to W. R. Grace & Co. shareholders	$(7.3)	$76.2	(109.6)%	$34.7	$100.9	(65.6)%
Diluted EPS	$(0.11)	$1.14	(109.6)%	$0.52	$1.51	(65.6)%
Adjusted EPS(A)	$0.49	$1.16	(57.8)%	$1.20	$2.09	(42.6)%

The Notes to the Financial Information are included as part of the Earnings Release.

11 grace.com	Talent | Technology | Trust™

W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited) (continued)

	Three Months Ended June 30,			Six Months Ended June 30,
(In millions)	2020	2019	% Change	2020	2019	% Change
Adjusted profitability performance measures(A)(B)(C):
Gross Margin:
Catalysts Technologies	36.6%	43.8%	(720) bps	38.7%	43.2%	(450) bps
Materials Technologies	26.9%	36.2%	(930) bps	30.0%	36.3%	(630) bps
Adjusted Gross Margin	34.1%	42.1%	(800) bps	36.4%	41.5%	(510) bps
Inventory write-offs	(4.7)%	(0.7)%	(400) bps	(2.3)%	(0.4)%	(190) bps
Pension costs in cost of goods sold	(0.9)%	(0.6)%	(30) bps	(0.9)%	(0.6)%	(30) bps
Total Grace	28.5%	40.8%	(1230) bps	33.2%	40.5%	(730) bps
Adjusted EBIT:
Catalysts Technologies	$71.7	$125.8	(43.0)%	$153.7	$227.5	(32.4)%
Materials Technologies	12.6	24.1	(47.7)%	31.6	48.1	(34.3)%
Corporate, pension, and other	(20.2)	(22.6)	10.6%	(38.9)	(43.6)	10.8%
Total Grace	$64.1	$127.3	(49.6)%	$146.4	$232.0	(36.9)%
Adjusted Depreciation And Amortization:
Catalysts Technologies depreciation and amortization	$20.6	$20.2	2.0%	$41.3	$40.7	1.5%
Depreciation and amortization included in equity in earnings of unconsolidated affiliate	0.4	0.1	300.0%	0.8	0.2	300.0%
Catalysts Technologies	21.0	20.3	3.4%	42.1	40.9	2.9%
Materials Technologies	3.5	3.6	(2.8)%	7.0	7.1	(1.4)%
Corporate	1.2	1.1	9.1%	2.6	2.0	30.0%
Adjusted Depreciation And Amortization	25.7	25.0	2.8%	51.7	50.0	3.4%
Depreciation and amortization included in equity in earnings of unconsolidated affiliate	(0.4)	(0.1)	(300.0)%	(0.8)	(0.2)	(300.0)%
Depreciation and amortization	$25.3	$24.9	1.6%	$50.9	$49.8	2.2%
Adjusted EBITDA:
Catalysts Technologies	$92.7	$146.1	(36.6)%	$195.8	$268.4	(27.0)%
Materials Technologies	16.1	27.7	(41.9)%	38.6	55.2	(30.1)%
Corporate, pension, and other	(19.0)	(21.5)	11.6%	(36.3)	(41.6)	12.7%
Total Grace	$89.8	$152.3	(41.0)%	$198.1	$282.0	(29.8)%
Adjusted EBIT margin:
Catalysts Technologies	23.2%	31.8%	(860) bps	24.9%	30.5%	(560) bps
Materials Technologies	11.5%	20.4%	(890) bps	14.2%	20.2%	(600) bps
Total Grace	15.3%	24.8%	(950) bps	17.4%	23.6%	(620) bps
Net income margin	(1.7)%	14.8%	(1650) bps	4.1%	10.3%	(620) bps
Adjusted EBITDA margin:
Catalysts Technologies	30.0%	36.9%	(690) bps	31.7%	36.0%	(430) bps
Materials Technologies	14.7%	23.5%	(880) bps	17.3%	23.2%	(590) bps
Total Grace	21.4%	29.7%	(830) bps	23.6%	28.7%	(510) bps

The Notes to the Financial Information are included as part of the Earnings Release.

12 grace.com	Talent | Technology | Trust™

W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited) (continued)

	Six Months Ended June 30,
(In millions)	2020	2019
Cash flow measure(A):
Net cash provided by (used for) operating activities	$184.6	$144.9
Cash paid for capital expenditures	(95.0)	(101.5)
Free Cash Flow	89.6	43.4
Cash paid for legacy matters	12.3	7.8
Cash paid for repositioning	3.8	10.0
Cash paid for third-party acquisition-related costs	2.4	0.6
Cash paid for restructuring	1.6	6.3
Adjusted Free Cash Flow	$109.7	$68.1

	Four Quarters Ended June 30,
(In millions)	2020	2019
Calculation of Adjusted EBIT Return on Invested Capital (trailing four quarters)(A):
Net income (loss) attributable to W. R. Grace & Co. shareholders	$60.1	$186.1
Adjusted EBIT	388.5	472.5

Reconciliation to Adjusted Invested Capital:
Total equity	349.6	387.3
Total debt	2,717.4	1,983.0
Underfunded and unfunded defined benefit pension plans	520.5	433.9
Liabilities related to legacy matters	200.1	165.5
Cash, cash equivalents, and restricted cash	(997.8)	(159.9)
Income taxes, net	(497.1)	(502.1)
Other items	22.0	18.7
Adjusted Invested Capital	$2,314.7	$2,326.4

Return on equity	17.2%	48.1%
Adjusted EBIT Return on Invested Capital	16.8%	20.3%

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited)

	Three Months Ended June 30,
	2020				2019
(In millions, except per share amounts)	Pre-Tax	Tax Effect	After-Tax	Per Share	Pre-Tax	Tax Effect	After-Tax	Per Share
Diluted EPS				$(0.11)				$1.14
Restructuring and repositioning expenses attributable to W. R. Grace & Co. shareholders(D)	$21.4	$2.3	$19.1	0.29	$6.4	$1.1	$5.3	0.08
Inventory write-offs(E)	19.7	3.8	15.9	0.24	3.6	—	3.6	0.05
Costs related to legacy matters	2.8	0.5	2.3	0.03	1.5	0.4	1.1	0.02
Third-party acquisition-related costs	2.0	0.4	1.6	0.02	1.0	0.3	0.7	0.01
Discrete tax items		(1.0)	1.0	0.02		11.3	(11.3)	(0.17)
Income tax expense related to historical tax attributes(F)		—	—	—		(2.3)	2.3	0.03
Adjusted EPS				$0.49				$1.16

	Six Months Ended June 30,
	2020				2019
(In millions, except per share amounts)	Pre-Tax	Tax Effect	After-Tax	Per Share	Pre-Tax	Tax Effect	After-Tax	Per Share
Diluted EPS				$0.52				$1.51
Restructuring and repositioning expenses attributable to W. R. Grace & Co. shareholders(D)	$24.1	$2.9	$21.2	0.32	$8.7	$1.6	$7.1	0.11
Inventory write-offs(E)	19.7	3.8	15.9	0.24	3.6	—	3.6	0.05
Costs related to legacy matters	5.5	1.0	4.5	0.07	48.4	13.2	35.2	0.53
Third-party acquisition-related costs	3.5	0.7	2.8	0.04	1.3	0.4	0.9	0.01
Discrete tax items		(0.9)	0.9	0.01		10.3	(10.3)	(0.15)
Income tax expense related to historical tax attributes(F)		—	—	—		(2.3)	2.3	0.03
Adjusted EPS				$1.20				$2.09

The Notes to the Financial Information are included as part of the Earnings Release.

14 grace.com	Talent | Technology | Trust™

W. R. Grace & Co. and Subsidiaries
Notes to the Financial Information

(A)
In the above, Grace presents financial information in accordance with U.S. generally accepted accounting principles (U.S. GAAP), as well as the non-GAAP financial information described below. Grace believes that this non-GAAP financial information provides useful supplemental information about the performance of its businesses, improves period-to-period comparability and provides clarity on the information management uses to evaluate the performance of its businesses. In the above charts, Grace has provided reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP. These non-GAAP financial measures should not be considered as a substitute for financial measures calculated in accordance with U.S. GAAP, and the financial results calculated in accordance with U.S. GAAP and reconciliations from those results should be evaluated carefully. Grace defines these non-GAAP financial measures as follows:

•
Adjusted EBIT means net income attributable to W. R. Grace & Co. shareholders adjusted for interest income and expense; income taxes; costs related to legacy matters; restructuring and repositioning expenses and asset impairments; pension costs other than service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits; gains and losses on sales and exits of businesses, product lines, and certain other investments; third-party acquisition-related costs and the amortization of acquired inventory fair value adjustment; the effects of these items on equity in earnings of unconsolidated affiliate; and certain other items that are not representative of underlying trends.

•
Adjusted EBITDA means Adjusted EBIT adjusted for depreciation and amortization and depreciation and amortization included in equity in earnings of unconsolidated affiliate (collectively, Adjusted Depreciation and Amortization).

•
Adjusted EBIT Return on Invested Capital means Adjusted EBIT (on a trailing four quarters basis) divided by equity adjusted for debt; underfunded and unfunded defined benefit pension plans; liabilities related to legacy matters; cash, cash equivalents, and restricted cash; net income tax assets; and certain other assets and liabilities.

•
Adjusted Gross Margin means gross margin adjusted for pension-related costs included in cost of goods sold, the amortization of acquired inventory fair value adjustment, and write-offs of inventory related to exits of businesses and product lines and significant manufacturing process changes.

•
Adjusted EPS means diluted EPS adjusted for costs related to legacy matters; restructuring and repositioning expenses and asset impairments; pension costs other than service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits; gains and losses on sales and exits of businesses, product lines, and certain other investments; third-party acquisition-related costs and the amortization of acquired inventory fair value adjustment; certain other items that are not representative of underlying trends; and certain discrete tax items and income tax expense related to historical tax attributes.

•
Adjusted Free Cash Flow means net cash provided by or used for operating activities minus capital expenditures plus cash flows related to legacy matters; cash paid for restructuring and repositioning; capital expenditures related to repositioning; cash paid for third-party acquisition-related costs; and accelerated payments under defined benefit pension arrangements.

•
The change in net sales on a constant currency basis, which we sometimes refer to as "Net Sales, constant currency," means the period-over-period change in net sales calculated using the foreign currency exchange rates that were in effect during the previous comparable period.

•	Organic sales growth means the period-over-period change in net sales excluding the sales growth attributable to acquisitions.
“Legacy matters” include legacy (i) product, (ii) environmental, and (iii) other liabilities, relating to past activities of Grace.
In the 2020 first quarter, the definition of Adjusted EBIT was modified to adjust for the effects of interest and taxes on equity in earnings of unconsolidated affiliate. The definition of Adjusted EBITDA was modified to adjust for the effects of depreciation and amortization on equity in earnings of unconsolidated affiliate. Grace made these changes to provide clarity about the impacts of these items on Grace's equity in earnings of unconsolidated affiliate and to improve consistency in Grace's application of non-GAAP financial measures. Previously reported amounts were revised to conform to the current presentation.
Adjusted EBIT, Adjusted EBITDA, Adjusted EBIT Return On Invested Capital, Adjusted Gross Margin, Adjusted EPS, Adjusted Free Cash Flow, Net Sales, constant currency, and Organic sales growth do not purport to represent income

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or liquidity measures as defined under U.S. GAAP, and should not be considered as alternatives to such measures as an indicator of Grace's performance or liquidity.
Grace uses Adjusted EBIT as a performance measure in significant business decisions and in determining certain incentive compensation. Grace uses Adjusted EBIT as a performance measure because it provides improved period-to-period comparability for decision making and compensation purposes, and because it better measures the ongoing earnings results of its strategic and operating decisions by excluding the earnings effects of legacy matters; restructuring and repositioning activities; certain acquisition-related items; and certain other items that are not representative of underlying trends.
Grace uses Adjusted EBITDA, Adjusted EBIT Return On Invested Capital, Adjusted Gross Margin, and Adjusted EPS as performance measures and may use these measures in determining certain incentive compensation. Grace uses Adjusted EBIT Return On Invested Capital in making operating and investment decisions and in balancing the growth and profitability of operations. Grace uses Net Sales, constant currency as a performance measure to compare current period financial performance to historical financial performance by excluding the impact of foreign currency exchange rate fluctuations that are not representative of underlying business trends and are largely outside of its control. Grace uses Organic sales growth to measure its businesses' sales performance, excluding the impacts of acquisitions.
Grace uses Adjusted Free Cash Flow as a liquidity measure to evaluate its ability to generate cash to support its ongoing business operations, to invest in its businesses, and to provide a return of capital to shareholders. Grace also uses Adjusted Free Cash Flow as a performance measure in determining certain incentive compensation.
Adjusted EBIT, Adjusted EBITDA, Adjusted EBIT Return On Invested Capital, Adjusted Gross Margin, Adjusted EPS, Adjusted Free Cash Flow, Net Sales, constant currency, and Organic sales growth do not purport to represent income measures as defined under U.S. GAAP, and should not be used as alternatives to such measures as an indicator of Grace’s performance. These measures are provided to investors and others to improve the period-to-period comparability and peer-to-peer comparability of Grace’s financial results, and to ensure that investors and others understand the information Grace uses to evaluate the performance of its businesses. They distinguish the operating results of Grace's current business base from the costs of Grace's legacy matters; restructuring and repositioning activities; and certain other items. These measures may have material limitations due to the exclusion or inclusion of amounts that are included or excluded, respectively, in the most directly comparable measures calculated and presented in accordance with U.S. GAAP and thus investors and others should review carefully the financial results calculated in accordance with U.S. GAAP.
Adjusted EBIT has material limitations as an operating performance measure because it excludes costs related to legacy matters, and may exclude income and expenses from restructuring and repositioning activities, which historically have been material components of Grace’s net income. Adjusted EBITDA also has material limitations as an operating performance measure because it excludes the impact of depreciation and amortization expense. Grace’s business is substantially dependent on the successful deployment of capital, and depreciation and amortization expense is a necessary element of our costs. Grace compensates for the limitations of these measurements by using these indicators together with net income as measured under U.S. GAAP to present a complete analysis of our results of operations. Adjusted EBIT and Adjusted EBITDA should be evaluated together with net income and net income attributable to Grace shareholders, measured under U.S. GAAP, for a complete understanding of Grace’s results of operations.
Grace is unable without unreasonable efforts to estimate the annual mark-to-market pension adjustment or future net income or diluted EPS. Without the availability of this significant information, Grace is unable to provide reconciliations for certain forward-looking information set forth in the Outlook, above.

(B)	Grace's segment operating income includes only Grace's share of income from consolidated and unconsolidated joint ventures.

(C)
Certain pension costs include only ongoing costs recognized quarterly, which include service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits. Catalysts Technologies and Materials Technologies segment operating income and corporate costs do not include any amounts for pension expense. Other pension related costs including annual mark-to-market adjustments and actuarial gains and losses are excluded from Adjusted EBIT. These amounts are not used by management to evaluate the performance of Grace's businesses and significantly affect the peer-to-peer and period-to-period comparability of our financial results. Mark-to-market adjustments and actuarial gains and losses relate primarily to changes in financial market values and actuarial assumptions and are not directly related to the operation of Grace's businesses.

(D)	Restructuring and repositioning expenses attributable to W. R. Grace & Co. shareholders is net of restructuring expenses attributable to noncontrolling interests.

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(E)
Inventory write-off in 2020 related to the changes in hydroprocessing catalysts manufacturing operations. Inventory write-off in 2019 related to the idling of Grace’s methanol-to-olefins (“MTO”) manufacturing facility in China.

(F)
Grace's historical tax attribute carryforwards (net operating losses and tax credits) unfavorably affected its tax expense with respect to certain provisions of the Tax Cuts and Jobs Act of 2017. To normalize the effective tax rate, an adjustment was made to eliminate the tax expense impact associated with the historical tax attributes.

NM - Not Meaningful

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